Exhibit 99.1

Press Release
September 14, 2015

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics to Expand its Fabrication Operations with Decking Asset Acquisition

FORT WAYNE, INDIANA, September 14, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it purchased from Consolidated Systems, Inc. (“CSi”), certain of its steel decking facilities (including associated assets) and net working capital of approximately $30 million, for a purchase price of $45 million in cash.  The transaction, which is valued below asset replacement cost, is expected to be accretive to 2015 earnings and cash flow per share.  These assets will become a part of Steel Dynamic’s fabrication operations through its wholly owned subsidiary, New Millennium Building Systems, LLC (“NMBS”).

Mark Millett, President and Chief Executive Officer of Steel Dynamics, said, “Based on our past strategic geographic growth in our fabrication platform, combined with the steadily improving construction sector, our fabrication operations achieved record profitability in the second quarter 2015 and have already surpassed 2014 record setting annual profits.  This purchase will further support the success of this platform and create shareholder value.  The transaction is a further step in our growth strategy, and will enhance New Millennium’s position as a leading North American provider of steel joist and decking, while also providing an accelerated avenue to new steel deck product offerings and additional cold roll and galvanized flat roll steel pull-through volume for our Columbus Flat Roll Division.”

“We are excited about the combination of the CSi decking business with New Millennium,” stated, Jim Anderson, Chief Operating Officer of NMBS. “CSi is a well-regarded market participant and will provide us with the opportunity for unique product, market and business synergies. We enthusiastically welcome our new CSi employees and customers into our family.”

The purchased assets include three decking facilities located in Memphis, Tennessee; Phoenix, Arizona; and Terrell, Texas.  Producing both standard and premium specialty deck profiles, these assets represented over 8% of 2014 domestic steel decking market share.  The new locations will allow for enhanced geographic reach into the southwestern and western markets, while the higher-margin specialty deck profiles will further diversify NMBS product offerings.  The production of specialty deck is currently planned to be concentrated in Memphis, where a paint line is already in place.  Business and commercial integration with NMBS will begin immediately.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,400 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, an iron production facility, approximately 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:   Marlene Owen, Director Investor Relations —+1.260.969.3500